EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the 24th day of November, 2015 by and between Liberty Tax, Inc., a Delaware corporation (the “Holding Company”), JTH Tax, Inc., a Delaware corporation (“JTH Tax”) and subsidiary of the Holding Company and Vanessa M. Szajnoga (“Executive”). Liberty Tax, Inc., together with its subsidiaries (including JTH Tax), shall be referred to in this Agreement as the "Company."
WITNESSETH:
WHEREAS, the Company desires to employ and secure the services of Executive on the terms and conditions set forth in this Agreement;
WHEREAS, the Executive will provide services as described herein to the Company; and
WHEREAS, Executive desires to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company.

2. Term; Position and Responsibilities; Location.

(a)Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement from the date first written above through November 28, 2016. This Agreement shall be renewed automatically for successive additional terms of one (1) year each, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any additional term, as the case may be. The period during which Executive is employed with the Company under this Agreement following the effective date of this Agreement shall be referred to as the “Employment Period.”

(b)Position and Responsibilities. During the Employment Period, Executive shall serve as Vice President of the Company and General Counsel of JTH Tax and shall be responsible for managing such duties and responsibilities as are assigned to that position from time to time. Executive will also serve as a member of the Company’s Executive Committee. Executive agrees that during the Employment Period, Executive shall report directly to the Chief Executive Officer of the Company and shall devote as much of her skill, knowledge, commercial efforts and business time as the Board shall reasonably require for the conscientious and good faith performance of her duties and responsibilities to the best of her ability. Company shall issue a press release or other public statement that includes an announcement of Executive’s role by December 11, 2015.

(c)Location. During the Employment Period, Executive’s services shall be performed primarily in Virginia Beach, Virginia.

(d)Other Activities. The Company and Executive acknowledge that notwithstanding her duties under this Agreement, Executive shall be permitted during the Employment Period to serve on civic and charitable boards, and subject to Section 9(b), on the boards of directors (or similar governing bodies) of other entities. In addition, the Executive may continue to be active in her service with the bar associations with which she is currently involved, including the American Bar Association and the International Franchise Association, and to participate in meetings and other activities consistent with her bar-related duties.

3. Base Salary.
During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $220,000 which shall be increased to $250,000 on May 1, 2016 and is payable in installments on the Company’s regular payroll dates but not less frequently than monthly. The Board shall review Executive’s base salary annually during the Employment Period (beginning after the fiscal year ending April 30, 2016) and may increase (but not decrease) that base salary from time-to-time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures. The base salary amount payable to Executive for a full year under this Section 3 shall be referred to herein as the “Base Salary.”

4. Incentive Compensation/Bonus.
The Company has established an annual incentive bonus program (the “Bonus”). For the duration of this Agreement beginning with the fiscal year beginning May 1, 2015, the Executive will be eligible for the Bonus, payable as and when Bonuses payable to other executive officers of the Company are paid. The amount available to be paid to Executive, and the time and form of payment of bonuses, will be determined and approved by the Compensation Committee of the Board. For the fiscal year beginning May 1, 2015, the maximum amount of the Bonus shall be based on a pro-ration that calculates the bonus as ten percent (10%) of the Base Salary paid to Executive from May 1, 2015 through November 24, 2015, and as thirty percent (30%) of the Base Salary paid to Executive from November 25, 2015 through April 30, 2016. For all other fiscal years, the maximum amount of the Bonus shall be equal to thirty percent (30%) of the Base Salary paid to Executive as of the last day of each fiscal year, and Executive’s eligibility for the Bonus shall be determined on a basis consistent with the executive officers of the Company (as defined under the Securities Exchange Act of 1934).

5. Employee Benefits.
(a) General. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time-to-time in which executive officers of the Company are eligible to participate, including, to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans, retirement plans, incentive stock award and stock compensation plans, and deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time-to-time. Executive shall be eligible to continue to participate in the Company’s existing 401(k) plan, in accordance with its terms, and the Company shall match Executive’s contributions in accordance with the terms of that plan, provided that the matching does not violate any provisions of the 401(k) plan.

(b) Vacation. During the Employment Period, Executive shall be entitled to vacation on the same basis as other executive officers of the Company. Executive shall also be entitled to Company-designated holidays.

(c) Smart Phone. During the Employment Period, the Company shall reimburse Executive for expenses related to the use and maintenance of a smart phone. Executive shall submit a detailed bill in order to obtain reimbursement, if necessary.

(d) Business Travel, Lodging. The Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by her in connection with the performance of her duties and responsibilities hereunder upon submission of related receipts or other evidence of the incurrence and purpose of each such expense consistent with the terms and conditions of the Company’s business expense reimbursement policy.
(e) Stock Compensation. During the Employment Period, Executive shall be eligible for consideration for grants made under the Company's stock compensation plans as in effect from time to time, subject in all cases to the discretion of the Board and the Compensation Committee of the Board (“the Committee”). The Company and Executive acknowledge that, contemporaneously with the signing of this agreement, the Executive has been granted options to purchase a total of Thirty Thousand shares of the Company’s Class A Common Stock, subject to vesting and other terms to be further defined in applicable stock option agreements.
(f)   Licenses.  The Company will pay or reimburse Executive for (i)  all required license fees and mandatory dues associated with her status as an attorney admitted to the Virginia State Bar and practicing law as Vice President and General Counsel of the Company, (ii) dues and related charges associated with her status as a member of the American Bar Association and the International Franchise Association, and (iii) the expenses (including reasonable travel expenses) incurred in connection with the activities contemplated by Section 2(d).

6. Sarbanes-Oxley/Dodd-Frank Act Compliance: Repayment of Bonus and Profits: Executive understands that, in accordance with The Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (together, “Applicable Law”), if the Holding Company is required to prepare an accounting restatement due to the material noncompliance of the Holding Company with any financial reporting requirement under securities laws, Executive shall reimburse the Company, to the extent reimbursement is required by Applicable Law, for: (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the three-year period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities of the Holding Company during that three-year period.

7. Termination of Employment. The Board believes it is in the best interests of the Company to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks in the event the Executive terminates her employment for Good Reason (as defined herein) or is terminated by the Company without Cause (as defined herein) and to encourage the Executive’s full attention and dedication to the Company currently, and to provide the Executive with compensation and benefits arrangements upon termination, subject to the requirements and restrictions set forth in Section 8.

(a) Certain Definitions.

(i) “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or for Good Reason, the date on which the Company or the Executive notifies the other of such termination, as the case may be, and (iii) if the Executive’s employment is terminated by reason of death or disability, the date of death of the Executive or the effective date of the disability, as the case may be.

(ii) The “Effective Date” shall mean the date on which an event occurs that gives rise to Good Reason for termination of the Executive’s employment with the Company.

(b) Termination of Employment.

(i) Good Reason. Executive may terminate her employment during the Employment Period for Good Reason. In such event, the Company shall have the Termination Obligations in Section 7(d)(i) below. For the purposes of this Agreement, “Good Reason” shall mean any of the following:
(A) the assignment to the Executive of duties inconsistent with the Executive’s status as an executive officer of the Company or any other action by the Company that results in a significant diminution in that status, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive;

(B) any failure by the Company to provide the Executive with compensation and benefits that are in the aggregate at least commensurate in all material respects with those provided to Executive as of the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive;

(C) any change of the Executive’s primary place of business away from the metropolitan area that includes Virginia Beach, Virginia; or

(D) any material breach of this Agreement by the Company.

(ii) Without Good Reason. Executive may terminate her employment during the Employment Period without Good Reason. In such event, the Company shall have the Termination Obligations in Section 7(d)(ii) below.

(iii) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. In such event, the Company shall have the Termination Obligations in Section 7(d)(ii) below. For purposes of this Agreement, “Cause” shall mean any of the following:

(A) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), if, within 30 days of receiving a written demand for substantial performance from the Board or the Chief Executive Officer that specifically identifies the manner in which the Executive has not substantially performed her duties, the Executive shall have failed to cure the non-performance or to take measures to cure the non-performance, or
(B) the willful engaging by the Executive in dishonesty, illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(C) the Executive’s indictment or conviction of a crime that (i) is predicated on either fraud or embezzlement, (ii) involves moral turpitude, or (iii) constitutes a felony under Virginia law;
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership at a meeting of the Board called and held for that purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is at fault for conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

(iv) Without Cause. The Company may terminate Executive without Cause. In such event, the Company shall have the Termination Obligations in Section 7(d)(i) below.

(v) Death or Disability. Executive’s employment shall automatically terminate on Executive’s death and may be terminated by the Company due to her Disability. For the purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents Executive from performing her essential job functions as chief legal officer for a continuous period of at least six (6) months. In such event, the Company shall have the Termination Obligations in Section 7(d)(ii) below.

(vi) Employment-Related Death or Disability. For the purposes of this Agreement, "Employment-Related Death or Disability" shall mean the death of Executive or the Disability of Executive, to the extent Death occurred while Executive was traveling while performing Executive's duties with the Company, or the proximate cause of the Disability was directly related to the performance of Executive's duties with the Company.

(c) Notice of Termination. Any termination of Executive’s employment by the Company for or without Cause, or by the Executive for or without Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of the notice (which date shall be not more than thirty days after the giving of the notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting that fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d) Company’s Termination Obligations.

(i) Good Reason, Without Cause or Employment-Related Death or Disability. If the Executive’s employment is terminated by Executive for Good Reason, by the Company without Cause, or as a result of Executive's Employment-Related Death or Disability, then subject to Executive’s (or her representative’s in the case of Employment-Related Death or Disability) execution of a mutual release of claims in favor of the Company, its affiliates and their respective officers, directors and/or managers in a form provided by the Company to Executive (or her representative), the Company shall pay to Executive an amount equal to the aggregate of the following amounts under (A) and (B) and provide the other benefits provided below:
(A) Executive’s Base Salary through the Date of Termination, to the extent not previously paid, reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement under Section 5 above and payment of accrued, but unused vacation time as of the Date of Termination (“Accrued Obligations”).

(B) an amount equal to the Executive’s monthly Base Salary as of the day prior to the Date of Termination multiplied by twelve (12).

(C) If but only if the Date of Termination is subsequent to February 15 of the calendar year in which it occurs, the portion of the Bonus for the fiscal year of the Company (ending on April 30) that includes the Date of Termination equal to the product (that product, the “Pro-Rata Bonus”) of the Bonus that would have been payable to Executive for that fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company achieves the performance goals for that year, multiplied by a fraction, the numerator of which is equal to the number of days in the fiscal year that precedes the Date of Termination and the denominator of which is equal to 365, payable in cash at the time otherwise provided under the terms of the Bonus program (the “Bonus Payment Date”).

(D) to the extent any incentive stock awards, such as stock options, stock appreciation rights, restricted stock, dividend equivalent rights, or any other form of incentive stock compensation granted Executive shall have not vested, then (i) if the Executive’s employment is terminated by Executive for Good Reason or by the Company for Good Cause, such incentive stock awards that were scheduled to vest during the twelve (12) months following the Date of Termination shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms, and all other incentive stock awards shall be deemed to have lapsed without vesting on the Date of Termination and (ii) if the Executive’s employment is terminated as a result of Executive’s Employment–Related Death or Disability, they shall immediately become (100%) vested and exercisable and shall be paid in accordance with their terms.

(E) continued coverage at the Company’s expense under the Company’s medical and dental arrangements with respect to Executive and any of her dependents who were covered under those Company plans on the day prior to the Date of Termination for a period of twelve (12) months following the Date of Termination; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during the applicable period of eligibility provided that the costs of obtaining those medical and other welfare benefits is less than the cost of those benefits to Executive immediately prior to the Date of Termination, and provided further that continued participation shall not be allowed if the Company determines that the payment would be considered discriminatory under applicable law.

(F) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and/or the Company’s Affiliates.

Subject to Section 8, the amount payable pursuant to (B) above shall be payable on the six-month anniversary of the Date of Termination.

(ii) Without Good Reason, With Cause, Death or Disability (other than Employment-Related Death or Disability). If Executive’s employment should terminate on her death, if the Company should terminate her employment for Cause or due to her Disability, or if she should terminate her employment without Good Reason during the Employment Period, other than as a consequence of Employment-Related Death or Disability, the Company shall pay to Executive (or to her estate in the event of her death) the Accrued Obligations within thirty (30) days following the Date of Termination. In addition, if Executive’s employment should terminate on her death or because of her Disability during the Employment Period (other than as a consequence of Employment-Related Death or Disability), the Company shall pay to Executive
(or to her estate in the event of her death) the Pro-Rata Bonus, if any, in one lump sum payment on the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.

(e) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor, shall anything herein limit or otherwise affect the rights that the Executive may have under any contract or agreement with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with that plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(f) Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform the Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guaranty of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(g) Limitation on Benefits. It is the intention of the parties that payments to be made to the Executive pursuant to this Agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations thereunder. If the independent accountants serving as auditors for the Company on the Effective Date (or any other accounting firm designated by the Company) determine that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by the Company under Section 280G of the Code (and any successor provision) as amended from time to time, then the amounts payable or distributable under this Agreement will be reduced to the maximum amount that may be paid or distributed without causing such payments or distributions to be nondeductible. The determination shall take into account (a) whether the payments or distributions are "parachute payments" under Section 280G, (b) the amount of payments and distributions under this Agreement or any other plan, agreement or arrangement that constitute reasonable compensation, and (c) the present value of the payments and distributions determined in accordance with Treasury Regulations in effect from time to time. In the event any payments or benefits are to be reduced, the Company shall reduce or eliminate the payments to the Executive by first reducing or eliminating those payments or benefits that are payable in cash and then by reducing or eliminating those payments that are not payable in cash, in each case in reverse order beginning with payments or benefits that are to be paid or provided the farthest in time from the date of determination. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(h) Successors.

(i) This Section 7 of the Agreement is personal to the Executive and, without the prior written consent of the Holding Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Section 7 of the Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii) This Section 7 of the Agreement shall inure to the benefit of and be binding upon the Company and the Company’s successors and assigns.

(iii) The Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Code Section 409A Compliance

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter that would not be in compliance with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless the termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), the payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six- month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during that six month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 8(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of the delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because those expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the fiscal year following the fiscal year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and that is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

9. Restrictive Covenants. The Company and Executive agree that Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and will have access to and become familiar with or exposed to Confidential Information (as that term is defined below), in particular, trade secrets, proprietary information, and other valuable business information of the Company pertaining to the Company’s specialty business involving income tax preparation, the electronic filing of income tax returns, refund anticipation loans, or franchising of any of these activities (the “Company’s Business”). Executive agrees that Executive could cause harm to the Company if she solicited the Company’s employees, customers, or business counterparties upon the termination of Executive’s employment away from the Company , or misappropriated or divulged the Company’s Confidential Information; and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information; and, as such, these legitimate business interests justify the following restrictive covenants:

(a) Confidentiality and Non-Disclosure Covenant.

(i) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential. Except as required by law or the requirements of any stock exchange, Executive agrees not to disclose any information contained in this Agreement to anyone, other than to Executive’s lawyer, financial advisor or immediate family members. If Executive discloses any Information contained in this Agreement to her lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.

(ii) Executive agrees that during her employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” includes the Company’s marketing plans, business plans, financial information and records, operation methods, personnel information, computer databases and proprietary software programs, drawings, designs, information regarding product development, customer lists, or other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public, is in the public domain (other than by reason of a breach of Executive’s obligations to hold the Confidential Information confidential), or is otherwise known by Executive prior to her employment under this Agreement. In particular, Confidential Information will not include any knowledge of the Executive with respect to the general business of the Company. If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the Board of that disclosure obligation or request no later than three (3) business days after Executive learns of the obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
(b) Non-Competition Covenant.

(i) Executive agrees that during her employment with the Company, Executive shall devote as much of her skill, knowledge, commercial efforts and business time as the Board shall reasonably require to the conscientious and good faith performance of her duties and responsibilities to the Company to the best of her ability. Accordingly, Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company, except for service on the boards of directors (or similar governing bodies) of not more than three (3) other for-profit enterprises).

(ii) Executive further agrees that for a period of twelve (12) months following the termination of her employment with the Company (for any reason), Executive shall not, directly or indirectly, within a twenty-five (25) mile radius of any Liberty Tax Service office (or other retail tax office operated by the Holding Company, JTH Tax, any of their Subsidiaries, or any of their respective franchisees) in the United States or Canada that exists as of the effective date of termination (whether owned or franchised), provide services as an employee, consultant, or independent contractor, in the same or substantially similar capacity as that in which Executive serves the Company at the time of her termination, to any company that is engaged in, and is competitive with, the Company’s Business.

(iii) Executive shall be permitted to hold a five percent (5%) or less interest in the equity or debt securities of any publicly traded company.

(iv) Notwithstanding the foregoing, Executive and the Company agree that the provisions of Section 9(b)(ii) above shall not apply to a business operated by Executive’s spouse to the extent that business is predominantly focused on the preparation of United States federal and state tax returns for expatriates and the preparation of United States federal and state tax returns for the Company’s clients (both through company-owned offices and franchisees) in Canada.

(c) Non-Solicitation of Employees and Franchisees. During the period of Executive’s employment with the Company and for the twelve (12) month period following the termination of her employment (for any reason), Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with, or attempt to establish a business relationship of a nature that is competitive with the Company’s Business with any person that is or was (during the last ninety (90) days of Executive’s employment with the Company ) an employee or franchisee of the Company (or other retail tax office operated by the Holding Company, JTH Tax or any of their Subsidiaries, or any of their respective franchisees), or a relative or Affiliate of a franchisee, without the express written permission of the Company.

(d) Non-Solicitation of Customers. During the period of Executive’s employment with the Company and for the twelve (12) month period following the termination of her employment (for any reason), Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with, or (iii) attempt to establish a business relationship of a nature that is competitive with the Company’s Business with any person that is or was (during the last ninety (90) days of Executive’s employment with the Company) a customer of the Company or other retail tax office operated by the Holding Company, JTH Tax, any of their Subsidiaries, or any of their respective franchisees, without the express written permission of the Company.

10. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest that Executive may have or acquire in and to Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company or its designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company, or its designees all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

11. Return of Company Property. In the event of the termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company, including without limitation all Company materials or documents containing Confidential Information, and including without limitation, all computers (including laptops), mobile phones, keys, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents that Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

12. Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, codes, rules and regulations applicable to all employees and to executive officers of the Company , as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”) provided however that such policies will be reasonably consistent with the policies of other comparable companies in terms of revenue, industry and/or market capitalization.

13. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that in the event of any material breach by Executive of any of section of this Agreement that remedies at law may be inadequate to protect the Company, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm.

14. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

15. Indemnification. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by the respective Certificates of Incorporation, Bylaws and other organizational documents of the entities constituting the Company (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company, or any of the Company’s Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with Directors and Officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. That coverage shall be at a level at least equal to the level being maintained at the time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during the prior period, the higher amount with regard to Executive’s activities during the prior period. Executive shall not be indemnified by the Company with regard to any liability for repayment of bonuses and/or profits as required under Section 6.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

17. Survival. The provisions of this Agreement set forth in Sections 6 through 18 hereof shall survive the termination of the Executive’s employment hereunder.

18. Miscellaneous.

(a) Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and her heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

(b) Choice of Forum and Governing Law. The parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia, without regard for any conflict of law principles; (ii) jurisdiction and venue shall be laid solely and exclusively in the Circuit Court for the City of Virginia Beach or the United States District Court for the Eastern District of Virginia, Norfolk Division.

(c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. To the extent that after the date of this Agreement, the Company develops a form of executive employment agreement that is expected to be utilized with the executive officers of the Company, the parties will negotiate in good faith with regard to the amendment or replacement of this Agreement in light of such new form of agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Virginia or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing that provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to JTH Tax or Holding Company, to:
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454
Attention: CEO

(ii) If to Executive, to her residential address as currently on file with the Company.

(g) Voluntary Agreement: No Conflicts. Executive represents that she is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which she is a party or by which she or her properties or assets may be bound.

(h) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Certain other Definitions.

(i) “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

(ii) “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

(iv) “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of that corporation or other Person.

(v) “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, the Holding Company and JTH Tax have duly executed this Agreement by their authorized representatives, and Executive has hereunto set her hand, in each case effective as of the date first above written.

JTH TAX, INC.

By: /s/ John T. Hewitt________________
Its: President and Chief Executive Officer

LIBERTY TAX, INC.

By: /s/ John T. Hewitt________________
Its: President and Chief Executive Officer

EXECUTIVE:

By: /s/ Vanessa M. Szajnoga___________
Vanessa M. Szajnoga

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